Exhibit 10.2

Press Release
Source: Senetek PLC

Senetek PLC Announces Successful Results in Clinical

Trials of PRK 124

NAPA, Calif., June 13, 2006/PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY), http://www.senetekplc.com/, an international health care technology company specializing in the science of aging, with a focus on developing products for skincare and dermatologics, today announced successful results in its initial clinical trial of PRK 124, a new cytokinin anti-aging compound. The study was conducted under the supervision of Barry Reece at RCTS Inc., an independent clinical laboratory in Irvine, Texas, and involved 30 female subjects over a 12 week period. The study protocols were developed by Dr. Jerry McCullough, Professor, Director of Dermatology Clinical Research Center, Department of Dermatology, University of California, Irvine, California. Standard parameters were measured for establishing the safety and efficacy of skin anti-aging products. In addition to self-assessments, the subjects were examined at baseline and at 2, 4, 8 and 12 weeks follow up by expert clinical investigators. Instrumentation used in the study included the NOVA Dermal Phase Meter for measuring the moisture content in the skin, TEWA meter for measuring transepidermal water loss (a measure of skin barrier integrity), high resolution clinical photography and skin replicas which measured improvement in fine lines and coarse wrinkles. In addition to studying PRK 124’s ability to ameliorate the signs of facial skin aging, its effect on reducing erythema (redness) was also studied in order to determine whether PRK 124 would be a candidate for further study in inflammatory skin conditions.

Both expert and subject assessments showed significant improvements in the various parameters measured beginning at two weeks. PRK 124 was highly effective in improving the texture of the skin, decreasing skin roughness, one of the most difficult to treat signs of skin ageing. PRK 124’s effect on significantly reducing erythema was seen as early as two weeks. Furthermore, PRK124 produced a significant decrease in transepidermal water loss, i.e., improvement in skin barrier integrity, as well as a significant increase in skin moisture content. It is noteworthy that PRK 124 was well tolerated by all subjects.

Frank J. Massino, Chairman and CEO of Senetek, stated, “The statistical significance of these improvements across virtually all parameters measured is most impressive, suggesting that the commercial applications for PRK 124 for skin anti-aging are most encouraging. PRK 124 has the potential to be a franchise product in the dermatological and skincare marketplace, not only for ameliorating the signs of skin aging but with further testing, PRK 124 may be indicated for the treatment of inflammatory skin disorders, such as acne rosacea, and psoriasis.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented method utilizes Kinetin, which is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed the Kinetin method to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with a broad range of academic and government-based research enterprises, including The Institute of Experimental

Botany of the Czech Academy of Sciences, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2005. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.